Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 14th day of April, 2014 by and between OMNICARE, INC., a Delaware corporation (the “Company”) and Nitin Sahney (“Executive”).
WHEREAS, Executive is the President and Chief Operating Officer of the Company;
WHEREAS, Executive and the Company have entered into an employment agreement, dated October 28, 2010, as amended on February 17, 2011, June 11, 2012, and July 1, 2013 (as so amended, the “Original Employment Agreement”); and
WHEREAS, the Company and Executive desire to amend and restate the Original Employment Agreement to consolidate the original agreement and subsequent amendments and to revise certain of its provisions on the terms set forth herein.
THEREFORE, in consideration of these recitals and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:
SECTION 1EMPLOYMENT
1.1    POSITION. Commencing on the retirement date of the current Chief Executive Officer of the Company (the “Effective Date”), the Company shall employ Executive as the President and Chief Executive Officer of the Company for the Term of this Agreement set forth in Section 3.1, reporting to the Board of Directors of the Company (“Board”). Executive shall be assigned such duties with regard to the business of the Company as are generally performed by an executive of the Company serving in such position, and such other duties as may from time to time be assigned to Executive by the Board consistent with such position. Until the Effective Date, the terms of the Original Employment Agreement shall remain in effect.
1.2    DUTIES. Executive agrees to devote his exclusive and full professional time and attention to his duties as an employee of the Company. In addition, Executive agrees that he shall not render to others any service of any kind for compensation or engage in any other business activity including without limitation any involvement in any business in which Executive has any administrative or operating responsibility; provided, Executive may (or may continue to) serve as a member of the board of directors of one outside publicly traded company and, with the prior consent of the Board (which consent shall not be unreasonably withheld), the board of directors of any other public or privately-held company, provided that such service with any such companies does not interfere with Executive’s discharge of his duties to the Company and is not competitive with the Company. If at any time service on any board of directors would, in the discretion of the Board, conflict with Executive’s fiduciary duty to the Company or create any appearance thereof, Executive shall promptly resign from such other board of directors after written notice of the conflict is received from the Board. Subject to Section 4 hereof, Executive shall not be precluded from devoting reasonable periods of time required to manage his personal investments and participate in professional, educational, philanthropic, or community activities; provided that such activities do not interfere with Executive’s discharge of his duties to the Company.
1.3    LOCATION. Executive shall perform his duties at the Company’s headquarters (which are currently located in the Cincinnati, Ohio metropolitan area) but from time to time Executive may be required to travel to other locations in connection with his responsibilities under this Agreement.
SECTION 2COMPENSATION, BENEFITS AND EXPENSES
2.1    BASE SALARY. During the Term, the Company shall pay to Executive a salary (“Base Salary”) at an annual rate of $800,000, payable in accordance with the regular payroll practices of the Company but not less frequently than monthly. Executive’s Base Salary will be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”) beginning in February, 2015, and may be increased at the Compensation Committee’s discretion taking into consideration Executive’s performance, Company performance and general economic conditions. The Base Salary as determined herein from time to time shall constitute Executive’s “Base Salary” for purposes of this Agreement.

2.2    INCENTIVE COMPENSATION. During the Term, Executive shall be eligible to participate in the Company’s Annual Incentive Plan for Senior Executive Officers (or successor plan; “AIP”) and such other bonus and annual incentive compensation plans as may be maintained by the Company for its senior executives in accordance with the terms of such plans. Executive shall have the opportunity to earn an annual target bonus of at least 150% of Executive’s Base Salary. The Compensation Committee will recommend Executive’s annual AIP award to the independent members of the Board, who will make the final approval of such award each year. Executive’s annual bonus (which may be greater or less than the target bonus percentage established above) to the extent earned and payable, shall be paid at such time or times as is provided under and otherwise in accordance with the terms of the AIP.
2.3    LONG TERM INCENTIVE COMPENSATION. On the date that annual Long Term Incentive (“LTI”) awards are granted to executive officers in 2015, Executive will be granted an LTI award, under the Company’s 2004 Stock and Incentive Plan, or any successor plan, including, without limitation, the 2014 Stock and Incentive Plan, with an economic value at grant of no less than $4,000,000. Such award will generally have the same terms and conditions as apply to annual LTI awards granted at the same time in 2015 to other executive officers of the Company. Thereafter, Executive will be eligible for annual LTI awards as determined by the Compensation Committee and approved by the independent members of the Board. Subject to Board approval, the Compensation Committee will establish Executive’s LTI target each year, with the final award approved based on Executive’s performance as determined by the Compensation Committee.
2.4    OTHER LTI AWARD.    As soon as practicable following the Effective Date, Executive will receive a one-time LTI award with an economic value at grant of $1,000,000. Such award will be granted in the same form and mix and on the same terms as 2014 LTI awards granted to Executive in February 2014, provided that the performance goal for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) will be based on a goal or goals to be established by the Compensation Committee at the time of grant. The grant date of this award will be determined by the Board at the Effective Date, but will in no event be later than December 31, 2014.
2.5    REIMBURSEMENT OF BUSINESS EXPENSES. During the Term, the Company shall reimburse Executive for all authorized, ordinary and necessary business expenses incurred and substantiated by him in accordance with applicable Company policy. In all events, any reimbursement made to Executive pursuant to this Section 2.5 shall be made not later than the end of the calendar year following the calendar year in which the related expense was incurred and shall be subject to Section 6.17(b).
2.6    EXECUTIVE BENEFITS. During the Term, Executive shall be entitled to participate in all retirement plans, employee benefit plans (including thrift, profit sharing, medical coverage, education, or other welfare benefits) and perquisite arrangements that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives in accordance with the terms of such plans and programs; provided, nothing herein shall preclude the Company’s authority to amend or terminate any such plans or arrangements at any time and from time to time, provided that Executive shall not participate in the Company’s Senior Executive Change in Control Plan, Executive Change in Control Plan, Senior Executive Severance Plan or Executive Severance Plan. Executive shall be entitled to twenty-six (26) days of paid-time off each calendar year.
SECTION 3TERM; TERMINATION OF EMPLOYMENT
3.1    TERM. The initial term of employment of Executive pursuant to this Agreement shall commence on the Effective Date and shall continue through the third anniversary of the Effective Date (the “Initial Term”). This Agreement shall be extended automatically by successive one-year periods commencing on the day following expiration of the Initial Term and each anniversary of such date unless either party notifies the other party at least ninety (90) days prior to such date or any such anniversary that this Agreement shall not be so extended for the next additional year period (such Initial Term and each successive one-year extension thereof being the “Term”). Notwithstanding the foregoing, this Agreement and Executive’s employment may be terminated at any time during the Term pursuant to Sections 3.2 through 3.6 hereof.
3.2    TERMINATION FOR CAUSE. The Company shall have the right to terminate this Agreement and Executive’s employment, by written notice to Executive, for any of the following causes (a “Termination for Cause”):
(a)fraud or willful or intentional misrepresentation in connection with Executive’s performance of his duties hereunder;

(b)the failure by Executive to substantially perform his material duties hereunder;
(c)willful or intentional conduct by Executive that is detrimental to the Company’s reputation, goodwill or business operations in any material respect;
(d)breach or threatened breach by Executive of the restrictive covenants incorporated in Section 4 hereof; or
(e)Executive’s conviction for, or plea of nolo contendere to, a charge of commission of a felony or a violation of federal or state securities laws.
In no event shall Executive be considered to have been terminated for “Cause” unless the Company delivers a written notice of termination to Executive identifying in reasonable detail the acts or omissions constituting “Cause” and the provision of this Agreement relied upon. In the case where such acts or omissions are not capable of cure, Executive’s termination will take effect upon his receipt of such notice. In the case where such acts or omissions are capable of cure, Executive’s termination will take effect fifteen (15) days following his receipt of such notice if such acts or omissions are not cured by Executive by such date, provided the Company may suspend Executive’s employment or place him on leave of absence pending such cure (provided that, for any period of suspension or leave of absence, he shall continue to be treated as an employee of the Company for all purposes of this Agreement). For the avoidance of doubt, mere failure of the Company to achieve earnings goals shall not constitute “Cause.”
Upon any Termination for Cause, all payments, contributions, vesting and other benefits to Executive under Section 2 of this Agreement shall cease immediately, with the exception of reimbursement of authorized, ordinary and necessary business expenses already incurred, any compensation already earned or vested as of that date, any payments and benefits to which Executive is entitled under the express terms of any benefit plan or program (other than any bonus, incentive or severance plan or program), any earned but unused paid-time off and any payments and benefits required by applicable law (collectively, the “Accrued Obligations”).
3.3    DISABILITY, ILLNESS OR DEATH. If Executive is unable to perform his duties under this Agreement by reason of illness or other physical or mental disability, and such physical or mental disability has continued for one hundred eighty (180) days or would be reasonably expected to continue for at least one hundred eighty (180) days (as determined by an independent physician mutually selected by the Company and Executive (or his beneficiaries)), then this Agreement and Executive’s employment shall be deemed terminated (“Termination for Disability”). Upon Termination for Disability, Executive shall continue to receive the compensation and benefits described in Section 2 hereof (to the extent permitted under the terms of any applicable plan) for a period of three (3) months after the date of termination reduced by any disability payment to which Executive may be entitled in lieu of such compensation but not by any disability payment for which Executive has privately contracted and paid the premiums. If Executive should die before the termination of this Agreement, all payments, contributions and benefits to Executive under Section 2 of this Agreement shall terminate upon the date of his death, with the exception of the Accrued Obligations. The benefits provided in this Section 3.3 pursuant to a Termination for Disability shall constitute “disability pay” within the meaning of Treasury Regulation Section 31.3121(v)(2)-1(b)(4)(iv)(C).
3.4    TERMINATION FOR REASONS OTHER THAN WITH CAUSE. The Company shall have the right to terminate this Agreement and Executive’s employment hereunder, other than a Termination for Cause (and other than a Termination for Disability), upon ten (10) days’ written notice to Executive. If the Company terminates this Agreement and Executive’s employment hereunder other than a Termination for Cause (and other than a Termination for Disability), in addition to the Accrued Obligations, Executive will be entitled to the following, subject to Section 3.8 and Section 6.17:
(a)Executive shall receive as severance pay continued payment of an amount equal to one and a half (1.5) times the sum of (i) his Base Salary plus (ii) Executive’s target bonus under Section 2.2 for the year of termination, payable for eighteen (18) months in substantially equal installments in accordance with the Company’s standard payroll practices;
(b)Executive shall receive a pro rata portion of Executive’s annual AIP bonus under Section 2.2 for the fiscal year in which Executive’s termination occurs, payable at the time that annual bonuses are paid to other senior executives, determined by multiplying (i) the amount Executive would have received based upon actual performance had employment continued through the end of the fiscal year by (ii) the fraction, the numerator of which is the number of days that Executive was employed by the Company during the fiscal year in which Executive’s termination occurred and the denominator of which is 365 (“Pro Rata Bonus”);
(c)Executive shall receive any unpaid annual bonus earned in accordance with the terms of the AIP with respect to any fiscal year preceding the date of termination, payable when annual bonuses are paid to senior executives for such year;
(d)To the extent not fully vested, all stock options, time-based restricted stock and other time-based awards held by Executive shall become vested in full on the date of termination with vested stock options remaining exercisable for six (6) months following termination of employment (or the expiration of their term, if earlier). All performance restricted stock units (“PSUs”) and other performance-based awards shall vest and be payable at the target amount (or the amount based upon actual performance, if greater) at the time awards are generally payable for a separation from service (other than on account of death or disability) under the applicable award agreement. Amounts with respect to PSUs or other awards (other than restricted stock or stock options) shall be paid in a manner that would not otherwise subject the award to any additional tax under Code Section 409A (as defined in Section 6.17). Notwithstanding anything in this Section 3.4(d) to the contrary, any LTI awards intended to be performance based compensation for purposes of Section 162(m) of the Code will only become vested and payable if the applicable Section 162(m) performance goal or goals have been met;
(e)Executive shall become fully vested in his benefits under the Company’s Non-Qualified Deferred Compensation Plan on the date of termination and benefits under such plan will be paid in accordance with the terms of such plan;
(f)Executive shall be entitled to continued participation for eighteen (18) months in the Company’s medical, dental and vision welfare benefit plans which cover Executive (and his eligible dependents) following termination of employment upon the same terms and conditions in effect for active employees of the Company subject to Executive’s continued co-payment of premiums for such coverage, to the extent that the terms of such plans permit Executive’s continued participation during such period; provided, in the event Executive obtains other employment and becomes covered by the other employer’s plan(s) that offers substantially similar or more favorable benefits, determined on a benefit-by-benefit and coverage-by-coverage basis, such continuation of benefits by the Company shall immediately cease. The continuation of medical, dental and vision benefits under this Section 3.4 shall be conterminous with, and reduce the period of coverage and count against, Executive’s right to healthcare continuation benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). In the event that the Company determines that it cannot provide the coverage described in this Section 3.4(f) without penalties or adverse tax consequences to the Company, the Company shall pay directly to Executive a taxable lump-sum cash amount equal to the then-unpaid amount of the Company’s portion of the premium for such coverage, provided that such cash payment does not result in any penalties or adverse tax consequences to the Company; and
(g)Executive outplacement services as arranged and paid by the Company, consistent with the benefit for other executive officers under the Company’s Senior Executive Severance Plan.
Subject to Section 3.8 and Section 6.17, the first severance payment under Section 3.4(a) shall be made on the first payroll date following the Release Date (as defined in Section 3.8). Executive’s right to receive such severance payments under Section 3.4 or Section 3.5, as may apply, shall be treated as a right to receive a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii). As used under this Agreement, a “Separation from Service” occurs when Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.
In the event of Executive’s termination of employment by the Company that does not fall under the provisions of Section 3.5 (other than a (x) Termination for Cause or (y) a Termination for Disability), Executive acknowledges that he will not be entitled to any payments under Section 3.5 and that the Company shall have no obligations or liability to him under this Agreement other than the obligations set forth in this Section 3.4.
3.5    TERMINATION UPON OR FOLLOWING A CHANGE IN CONTROL.
(a)The Company shall have the right to terminate this Agreement and Executive’s employment in the event of or following a Change in Control (as defined in the Company’s 2004 Stock and Incentive Plan, or any successor plan, including, without limitation, the 2014 Stock and Incentive Plan, as in effect on the date such Change in Control event occurs) of the Company. If the Company terminates this Agreement and Executive’s employment other than a Termination for Cause (and other than a Termination for Disability) either (i) at any time upon or during the twenty-four (24) month period following the occurrence of a Change in Control (the “Change in Control Period”), or (ii) within three (3) months before the occurrence of a Change in Control at the request of a third party (directly or indirectly) that consummates such Change in Control, in addition to the Accrued Obligations, Executive will be entitled to the following, subject to Section 3.8 and Section 6.17:
(i)Executive shall receive as severance pay a cash lump sum payment equal to two (2) times the sum of (i) Executive’s Base Salary and (ii) Executive’s target bonus under Section 2.2 for the year of termination. Anything in the foregoing to the contrary notwithstanding, if the Change in Control is not also a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)), the severance pay described in this Section 3.5(a)(i) will be paid in accordance with the Company’s standard payroll practices in the same manner as under Section 3.4(a).
(ii)Executive shall receive a Pro Rata Bonus;
(iii)Executive shall receive any unpaid annual bonus earned in accordance with the terms of the AIP with respect to any fiscal year preceding the date of termination, payable when annual bonuses are paid to senior executives for such year;
(iv)Executive shall become fully vested in his benefits under the Company’s Non-Qualified Deferred Compensation Plan on the date of termination and benefits under such plan will be paid in accordance with the terms of such plan;
(v)To the extent not fully vested, all stock options, time-based restricted stock and other time-based awards held by Executive shall become vested in full on the date of termination with vested stock options remaining exercisable for six (6) months following termination of employment (or the expiration of their term, if earlier). All PSUs and other performance-based awards shall vest and be payable at the target amount (or the amount based upon actual performance, if greater) at the time awards are generally payable for a separation from service (other than on account of death or disability) under the applicable award agreement. Amounts with respect to PSUs or other awards (other than restricted stock or stock options) shall be paid in a manner that would not otherwise subject the award to any additional tax under Code Section 409A. Notwithstanding anything in this Section 3.5(a)(v) to the contrary, any LTI awards intended to be performance based compensation for purposes of Section 162(m) of the Code will only become vested and payable if the applicable Section 162(m) performance goal or goals have been met ;
(vi)In addition, Executive shall be entitled to continued participation for eighteen (18) months in the Company’s medical, dental and vision welfare benefit plans which cover Executive (and his eligible dependents) following termination of employment upon the same terms and conditions in effect for active employees of the Company subject to Executive’s continued co-payment of premiums for such coverage, to the extent that the terms of such plans permit Executive’s continued participation during such period; provided, in the event Executive obtains other employment and becomes covered by the other employer’s plan(s) that offers substantially similar or more favorable benefits, determined on a benefit-by-benefit and coverage-by-coverage basis, such continuation of benefits by the Company shall immediately cease. The continuation of medical, dental and vision benefits under this Section 3.5 shall be conterminous with, and reduce the period of coverage and count against, Executive’s right to healthcare continuation benefits under COBRA. In the event that the Company determines that it cannot provide the coverage described in this Section 3.5(a)(vi) without penalties or adverse tax consequences to the Company, the Company shall pay directly to Executive a taxable lump-sum cash amount equal to the then-unpaid amount of the Company’s portion of the premium for such coverage, provided that such cash payment does not result in any penalties or adverse tax consequences to the Company; and
(vii)Executive outplacement services as arranged and paid by the Company, consistent with the benefit for other executive officers under the Company’s Senior Executive Change in Control Plan.
(b)In the event of a termination of Executive by the Company other than a Termination for Cause (and other than a Termination for Disability) (i) during the Change in Control Period or (ii) within three (3) months before the occurrence of a Change in Control at the request of a third party (directly or indirectly) that consummates such Change in Control, Executive acknowledges that he will not be entitled to any payments under Section 3.4 and that the Company shall have no obligations or liability to him under this Agreement other than the obligations set forth in this Section 3.5. Subject to Section 3.8 and Section 6.17, the severance payment under Section 3.5(a)(i) shall be made on the first payroll date following the Release Date.
3.6    VOLUNTARY TERMINATION.
(a)Without Material Breach by the Company. Executive may voluntarily terminate this Agreement and his employment hereunder (other than on account of a Material Breach by the Company as defined in Section 3.6(b) below) by giving the Company sixty (60) days advance written notice of such termination. In the event Executive voluntarily terminates his employment for any reason during the Term (other than on account of a Material Breach by the Company) all payments to Executive under Section 2 shall cease, with the exception of the Accrued Obligations.
(b)Following a Material Breach by the Company. In the event that (i) the Company shall commit a “Material Breach” (as defined below), (ii) Executive gives written notice to the Company specifying the nature of such breach, and (iii) the Company shall not have remedied such breach within fourteen (14) days after receipt of such notice, Executive shall have the right and option to terminate this Agreement and his employment within ninety (90) days thereafter, which termination shall be treated as a termination other than a Termination for Cause (and other than a Termination for Disability) under Section 3.4 (in the case of a Material Breach occurring outside of the Change in Control Period) or under Section 3.5(a) (in the case of a Material Breach occu rring during the Change in Control Period). For purposes of this Section 3.6(b), a “Material Breach” by the Company shall mean any of the following which occur without the consent of Executive: (A) the assignment to Executive of any duties inconsistent with his position, authority or responsibilities as contemplated by Section 1.1 hereof, or any action by the Company that results in any diminution in such position, authority or responsibilities, including, without limitation, (I) notice of non-extension of this Agreement by the Company (or its successor) pursuant to Section 3.1 or (II) Executive not being the Chief Executive Officer of the Company, or following a Change in Control, Executive not being the chief executive officer of the surviving entity in the Change in Control (excluding for these purposes an isolated and insubstantial action not taken in bad faith and, if remediable, which is remedied by the Company within fourteen (14) days after receipt of notice thereof given by Executive); (B) any failure by the Company to comply with the compensation and benefits provisions of Section 2 hereof; (C) the relocation of the Company’s principal executive offices to a location more than thirty (30) miles from its current location in Cincinnati, Ohio; or (D) Executive is no longer a member of the Board, or following a Change in Control, the board of directors of the surviving entity.
3.7    CHANGE IN CONTROL ADJUSTMENTS. Executive will not be entitled to any payment (including tax gross-up payments) in respect of any taxes he may owe pursuant to Section 4999 of the Code. In the event that any change in control benefits or other benefits otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 3.7, would be subject to the excise tax imposed by Section 4999 of the Code, then any change in control benefits and other benefits hereunder shall be either (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 3.7 will be made in writing by independent public accountants as the Company and Executive agree (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 3.7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. Any reduction in payments and/or benefits required by this provision shall occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Executive; provided that any reductions of payments or benefits will first occur from payments or benefits which are not subject to Code Section 409A (as defined in Section 6.17) and then from payments or benefits which are subject to Code Section 409A and with any reductions occurring first from the latest payment to be made or benefit to be provided and continuing in such reverse order until no further reductions are required. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for Executive’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.
3.8    RELEASE; COMPLIANCE WITH COVENANTS; RESIGNATIONS. Any payments, vesting or benefits made or provided pursuant to Section 3.4 or Section 3.5 hereof (other than the Accrued Obligations) are subject to Executive’s compliance with the provisions of Section 4 hereof, other than inadvertent, immaterial violations of such provisions that are cured promptly upon written notice of such violation delivered to Executive by the Company. In addition, Executive’s rights with respect to any payments, vesting or benefits made or provided pursuant to Section 3.4 or Section 3.5 hereof (other than the Accrued Obligations) will be forfeited unless:
(a)    prior to the date that is thirty (30) days after Executive’s termination of employment (the “Release Date”), Executive delivers to the Company a fully executed general release of all claims against the Company (other than claims to enforce the provisions of Section 3.4, Section 3.5 or Section 5, and Accrued Obligations and other claims that cannot by law be waived) in accordance with the Company’s usual form of release of claims then in use for executive separations (the “Release”) that has become non-revocable prior to the Release Date; and
(b) Executive delivers to the Company a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans prior to the Release Date.
Notwithstanding any provision of this Agreement to the contrary, no payments, vesting or benefits made or provided pursuant to Section 3.4 or Section 3.5 hereof (other than the Accrued Obligations) will be paid, vest or be provided prior to the Release Date. In the event that Executive dies before all payments pursuant to Section 3.4 or Section 3.5 have been paid, all remaining payments shall be made to the beneficiary specifically designated by Executive in writing prior to his death, or, if no such beneficiary was designated (or the Company is unable in good faith to determine the beneficiary designated), to the personal representative of his estate. For the avoidance of doubt, if Executive dies after his termination of employment and prior to the Release Date and prior to the date on which the requirements of Section 3.8(a) and (b) have been satisfied, the payments and benefits described in the prior sentence shall be provided without regard to whether the requirements of Section 3.8(a) and (b) are satisfied.
SECTION 4RESTRICTIVE COVENANTS
4.1    NONDISCLOSURE OF CONFIDENTIAL INFORMATION.
(a)Executive acknowledges that during the course of Executive’s employment with the Company, Executive has had or will have access to, and knowledge of, certain information that the Company considers confidential, and the release of such information to unauthorized persons would be extremely detrimental to the Company. As a consequence, Executive hereby agrees and acknowledges that Executive owes a duty to the Company not to disclose, and agrees that without the prior written consent of the Company, at any time, either during or after Executive’s employment with the Company, Executive will not communicate, publish or disclose, to any person anywhere or use, any Confidential Information (as hereinafter defined), except as may be necessary or appropriate to conduct Executive’s duties hereunder, provided Executive is acting in good faith and in the best interest of the Company, or as may be required by law or judicial process. Executive will use reasonable best efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized person. Executive will return to the Company all Confidential Information in Executive’s possession or under Executive’s control whenever the Company shall so request, and in any event will promptly return all such Confidential Information if Executive’s relationship with the Company is terminated for any reason and will not retain any copies thereof except that Executive may retain copies of his own employment information relating to the terms, conditions, benefits and performance of his employment pursuant to this Employment Agreement. For purposes hereof, the term “Confidential Information” shall mean any information used by or belonging or relating to any member of the Company that is not known generally to the industry in which the Company is or may be engaged and which the Company maintains on a confidential basis, including, without limitation, any and all trade secrets and proprietary information, information relating to the Company’s businesses and services, Executive information, customer lists and records, business processes, procedures or standards, know-how, manuals, business strategies, records, financial information, in each case whether or not reduced to writing or stored electronically, as well as any information that any member of the Company advises Executive should be treated as confidential information. Further, Confidential Information shall not include information which is independently obtained from a third party whose disclosure violates no duty of confidentiality to the Company or which is or becomes publicly available through no fault of Executive.
(b)Executive acknowledges and agrees that all analyses, reports, proposals, software, documentation, machine code and other intellectual property owned by the Company (collectively, the “Company’s Intellectual Property”) are and shall remain the sole and exclusive property of the Company, or as otherwise may be noted, and that in no event shall Executive have any ownership interest therein. In that connection, Executive hereby irrevocably assigns, transfers and conveys to the Company all of his right, title and interest, if any, in and to the Company’s Intellectual Property, including any rights Executive may have to patent, copyright, trade secret or other proprietary rights in the Company’s Intellectual Property. Executive agrees to assist the Company in every proper way to obtain and from time to time enforce patents, copyrights, trade secrets and all other proprietary and intellectual property rights and interest in and to all the Company’s Intellectual Property in any and all countries, and to that end Executive will execute and deliver all documents and other papers and materials for use in applying for, obtaining and enforcing such patents, copyrights, trademarks and other proprietary and intellectual property rights and interests, as the Company may request in writing, together with any assignments thereof to the Company or persons designated by it. Executive agrees that the Company is appointed as his attorney to execute all such instruments and do all such things for the purpose of assuring to the Company (or its designee) the full benefit of the provisions of this paragraph.
4.2    NONINTERFERENCE WITH CLIENTS OR EXECUTIVES. Executive agrees that, during the period of Executive’s employment with the Company and for a period of eighteen (18) months from the date of termination of employment for any reason, whether voluntary or involuntary (the “Restricted Period”), Executive shall not, on Executive’s own behalf or on behalf of any other person or entity, solicit or in any manner influence or encourage any current or prospective client, customer, Executive or other person or entity that has a business relationship with the Company, to terminate or limit in any way their relationship with the Company, or interfere in any way with such relationship, and/or (b) solicit or in any manner influence or discourage any prospective client or customer that was contacted by the Company within the twelve (12)-month period preceding Executive’s date of termination from entering into a business relationship with the Company.
4.3    NONCOMPETITION. Executive agrees that, during the Restricted Period, Executive shall neither directly nor indirectly, engage or hold an interest in any business engaged in the Business in those geographic areas in which the Company conducts the Business, nor directly or indirectly, have any interest in, own, manage, operate, control, be connected with as a stockholder (other than as a stockholder of less than five percent (5%) of the issued and outstanding stock of a publicly held corporation), joint venturer, officer, director, partner, employee or consultant, or otherwise engage or invest or participate in the Business in those geographic areas in which the Company or its subsidiaries engage in the Business. For purposes of this Agreement, "Business" shall mean (i) the provision of pharmaceutical products and ancillary services, including, but not limited to, specialty pharmaceutical products and support services, and the provision of related pharmacy consulting, data management services and medical supplies to long-term care facilities, other healthcare service providers and recipients of services from such facilities and (ii) any other business in which the Company or its subsidiaries are engaged in during the Restricted Period; provided, however, that, for the avoidance of doubt, the Company shall not be considered to be a wholesale pharmaceutical distributor, pharmacy benefit manager, insurer or pharmaceutical or biotech manufacturer. Notwithstanding the foregoing, for purposes of this Section 4.3, the determination of the geographic region and the definition of Business for periods after Executive’s termination of employment shall be determined as of the date of Executive’s termination date and shall not be expanded thereafter, except that the definition of Business shall be expanded to include any business in which the Company or its subsidiaries initially engage in following the date of such termination if the Company or any such subsidiary took significant steps to enter such business prior to the date of such termination.
4.4    ENFORCEMENT. Executive acknowledges and agrees that the provisions of this Section 4 are reasonable and necessary for the successful operation of the Company. Executive further acknowledges that if he breaches any provision of this Section 4, the Company will suffer irreparable injury. It is therefore agreed that the Company shall have the right to enjoin any such breach or threatened breach, if ordered by a court of competent jurisdiction. The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary and compensatory damages. In addition, Executive further acknowledges that if he breaches any provision of this Section 4 following his termination of employment with the Company, Executive will forfeit the right to any unpaid severance or other payments or vesting due under this Agreement, but Executive shall not forfeit payment of earned wages as defined by applicable law. If any provision of this Section 4 is determined by a court of competent jurisdiction to be unenforceable in the manner set forth herein, Executive and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Section 4 are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Section 4 (or any portion thereof). For purposes of the restrictions of this Section 4, references to the “Company” include reference to its subsidiaries.
SECTION 5INDEMNIFICATION
The Company shall indemnify Executive to the fullest extent permitted by the Company’s charter, by-laws and applicable law. The Company shall cover Executive under any contract of directors and officers liability insurance both during and, while potential liability exists, after the term of this Agreement and Executive’s employment to the same extent as the Company covers its other officers and directors.
SECTION 6MISCELLANEOUS PROVISIONS
6.1ASSIGNMENT AND SUCCESSORS. The rights and obligations of the Company under this Agreement may be freely assigned (including, but not limited to assignment to an affiliate of the Company for purposes of payroll) and shall inure to the benefit of and be binding upon the successors and assigns of the Company. Executive’s obligation to provide services hereunder may not be assigned to or assumed by any other person or entity.
6.2NOTICES. All notices, requests, demands or other communications under this Agreement shall be in writing and shall only be deemed to be duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or by email, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Company, to:
Omnicare, Inc.
900 Omnicare Center
201 East Fourth Street
Cincinnati OH 45202
ATTN: General Counsel
Facsimile: (513) 719-1488
Email: Alexander.Kayne@omnicare.com
If to Executive to his last known address shown on the payroll records of the Company.
6.3SEVERABILITY. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.
6.4COMPLETE AGREEMENT. This Agreement contains the entire agreement between the parties and supersedes previous verbal and written discussions, negotiations, agreements or understandings between the parties, including, without limitation, the Original Employment Agreement.
6.5AMENDMENT AND WAIVER. This Agreement may be modified, amended or waived only by a written instrument signed by all the parties hereto. No waiver or breach of any provision hereof shall be a waiver of any future breach, whether similar or dissimilar in nature.
6.6APPLICABLE LAW. This Agreement has been made and its validity, performance and effect shall be determined in accordance with the laws of the State of Delaware.

6.7CLAWBACK. In addition to any compensation recovery (clawback) which may be required by law and regulation, Executive acknowledges and agrees that any compensation paid or awarded to Executive in connection with his employment with the Company shall be subject to any clawback requirements as may be required from time to time by law or regulation or as set forth in the Company’s corporate governance guidelines, the Company’s Compensation Clawback Policy or any similar or successor provisions as may be in effect from time to time.
6.8COMPLIANCE WITH POLICY. Executive acknowledges and agrees to be bound by the Company’s “Code of Business Conduct and Ethics” generally applicable to all employees in addition to its Code of Ethics for the Chief Executive Officer and Senior Financial Officers. In addition, Executive will comply with any pledging and hedging policies of the Company in effect at any time during the Term.
6.9STOCK OWNERSHIP GUIDELINES. Executive agrees to comply with the Company’s stock ownership guidelines for the Chief Executive Officer.
6.10CONSENT TO JURISDICTION. The parties hereby (a) agree that any suit, proceeding or action at law or in equity (hereinafter referred to as an “Action”) arising out of or relating to this Agreement must be instituted in state or federal court located within Hamilton County, Ohio (b) waive any objection which he or it may have now or hereafter to the laying of the venue of any such Action, (c) irrevocably submit to the jurisdiction of any such court in any such Action, and (d) hereby waive any claim or defense of inconvenient forum. The parties irrevocably agree that service of any and all process which may be served in any such Action may be served upon him or it by registered mail to the address referred to in Section 6.2 hereof or to such other address as the parties shall designate in writing by notice duly given in accordance with Section 6.2 hereof and that such service shall be deemed effective service of process upon the parties in any such Action. The parties irrevocably agree that any such service of process shall have the same force and validity as if service were made upon him or it according to the law governing such service in the State of Ohio, and waives all claims of error by reason of any such service.
6.11COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
6.12INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any ways the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any party hereto. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.
6.13NON-WAIVER OF RIGHTS AND BREACHES. No failure or delay of any party herein in the exercise of any right given to such party hereunder shall constitute a waiver thereof unless the time specified herein for the exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right. The waiver of a party hereto of any default of any other party shall not be deemed to be a waiver of any subsequent default or other default by such party.
6.14NO MITIGATION OR OFFSET. Except as provided in Sections 3.4(f) and 3.5(a)(vi) relating to future benefit coverage, Executive shall not be required to seek other employment or to reduce any severance benefit payable to him under Section 3 hereof, and no such severance benefit shall be reduced on account of any compensation received by Executive from the Company or any other employment. The Company’s obligations to Executive hereunder, including, without limitation, any obligation to provide severance benefits, shall not be subject to set-off or counterclaim in respect of any debts or liabilities of Executive to the Company.
6.15SURVIVAL. The provisions of Section 4 and Section 5 shall survive the termination of the Agreement (and any concurrent or subsequent termination of Executive’s employment). The provisions of Section 3 shall survive any termination of Executive’s employment during the Term of the Agreement.
6.16SUPERSEDING AGREEMENT. In the event of any conflict between the terms of this Agreement and the terms of any Company plan, program or policy, the terms of this Agreement shall control; provided that the Company shall have an appropriate opportunity to conform the terms of any such conflicting plan, program or policy to the terms of this Agreement.

6.17SECTION 409A. Anything in this Agreement to the contrary notwithstanding:
(a)It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code and all regulations, guidance and other interpretive authority issued thereunder (“Code Section 409A”) so as not to subject Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Executive.
(b)To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Code Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (iii) Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(c)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that the Company determines may be considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a Separation from Service and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean such a Separation from Service.
(d)If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A -1(i) as of the date of Executive’s Separation from Service, then any payment or benefit pursuant to Sections 3.4 or Section 3.5 or pursuant to any other provision of this Agreement on account of Executive’s Separation from Service, to the extent such payment (after taking into account all exclusions applicable to such payment under Code Section 409A) is properly treated as deferred compensation subject to Code Section 409A, shall not be made until the first business day after (i) the expiration of six (6) months from the date of Executive’s Separation from Service, or (ii) if earlier, the date of Executive’s death (the “Delayed Payment Date”). On (or within five business days after) the Delayed Payment Date, there shall be paid to Executive or, if Executive has died, to the representative of Executive’s estate, in a single cash lump sum, an amount equal to the aggregate amount of the payments delayed pursuant to the preceding sentence, plus interest thereon, compounded monthly, at an annual rate equal to the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to Executive until the Delayed Payment Date. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the JPMorgan Chase prime interest rate for the first business day of the month in which the Separation from Service occurs.
6.18    WITHHOLDING. All amounts payable under this Agreement shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OMNICARE INC.    EXECUTIVE

/s/ Alexander M. Kayne	/s/ Nitin Sahney
By: Alexander M. Kayne	By: Nitin Sahney
Title: SVP, General Counsel & Secretary	Date: April 14, 2014
Date: April 14, 2014